Via Email
February 25, 2022
Itzhak D. Goldberg
41 Brayton Street
Englewood, NJ 07631

itzhakgoldbergmd@gmail.com

Re:    Separation Agreement
Dear Itzhak:
This letter sets forth the substance of the separation agreement (the “Agreement”) that Angion Biomedica Corp. (the “Company”) is offering to you pursuant to the terms of your employment agreement with the Company dated May 1, 2018 (the “2018 Agreement”).
1.Separation Date. Your last day of work with the Company and your employment termination date will be February 28, 2022 (the “Separation Date”). On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. The Company shall also provide you with all accrued and vested benefits you are entitled to under the terms of the Company’s employee benefit plans. You are entitled to these payments regardless of whether or not you sign this Agreement. For the avoidance of doubt, this Agreement does not terminate your service on the Company’s Board of Directors (the “Board”), and you shall continue to serve as Chairman Emeritus of the Board.
2.Severance Benefits. If you timely return this fully-signed Agreement to the Company, allow the releases set forth herein to become effective, and remain in compliance in all material respects with all obligations contained in this Agreement (provided, that, the Company shall provide you with written notice of any noncompliance and not less than thirty (30) days to cure, if curable), then, pursuant to and in full satisfaction of any obligations for the Company to provide you with any severance benefits under Section 6 of the 2018 Agreement, the Company will provide you with the following severance benefits:
(a)Severance Pay. The Company will pay you the equivalent of eighteen (18) months of your base salary in effect as of the Separation Date ($726,028.00), subject to standard payroll deductions and withholdings (“Severance Pay”). The Severance Pay will be paid to you in the form of salary continuation payments made in accordance with the Company’s regularly scheduled payroll paydays, beginning sixty (60) days after the Separation Date. The first installment payment shall contain all of the payments that would have been made had the payments commenced on the first payroll date following the Separation Date.

(b)Annual Bonus Payments. You will receive a single lump-sum bonus amount of $363,014.00, less required deductions and withholdings, which is equal to 18 months of your Annual Bonus (as defined in the 2018 Agreement) at target. This amount shall be paid to you on December 31, 2022.
(c)    Health Insurance Payment. Your participation in the Company’s group health insurance plan will end on the last day of the month in which your employment termination occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you may be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA. As an additional severance benefit, the Company will pay you a lump sum cash payment in the total amount of $2,219.76, less applicable deductions and withholdings, for your use in covering COBRA premiums to continue your health insurance coverage (including coverage for your spouse and eligible dependents, if applicable) for a period of eighteen (18) months (the “COBRA Payment”). However, you are not obligated to use such COBRA Payment toward the cost of COBRA premiums. The COBRA Payment will be paid to you on the first payroll date following the Effective Date (as defined in the Release).
3.Equity. You were previously granted restricted stock units (“RSUs”) and options to purchase shares of the Company’s common stock, pursuant to the Company’s Amended and Second Restated 2015 Equity Incentive Plan and/or 2021 Incentive Award Plan (the “Plans”). Notwithstanding the termination of your employment with the Company and based upon the terms of the Plans and your equity grants, vesting of your RSUs and options and exercisability of your options will continue beyond your Separation Date so long as you remain in continuous service with the Company as a director on the Board or otherwise. You shall be permitted to exercise any of your outstanding options at any time during the original term thereof, and you shall be permitted to exercise your options through a cashless “net” exercise and to satisfy tax withholding obligations through a net settlement of shares underlying the award, provided that while you continue to serve as a director on the Board you will be subject to and must comply with the Company’s Code of Conduct and Ethics, Insider Trading Compliance Policy and Section 16 Compliance Program. Your RSUs and options shall continue to be governed by the terms of the applicable grant notices, stock option agreements and the Plans.
4.Other Compensation or Benefits. You acknowledge and agree that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). You further acknowledge and agree that the benefits set forth herein fulfill and exceed all of the Company’s obligations to pay you severance benefits in connection with your employment termination, pursuant to the 2018 Agreement, any severance plan, other agreement, or policy. You further acknowledge and agree that as of the Separation Date, you will not have earned and will not be entitled to any amount of a 2021 Annual Bonus, as the Compensation Committee of the Board has determined, as reflected in the Board approved 2022 budget, that no Company executive officer shall be entitled to a discretionary cash bonus based upon the Company’s 2021 performance or any amount in lieu thereof.
5.Expense Reimbursements. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

6.Return of Company Property. At a time and place specified by the Company and by no later than the close of business on the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, other than such documents that are reasonably needed by you in connection with your continuing role as a member of the Board. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the severance benefits provided hereunder.
Subject to your compliance with Section 6 of this Agreement, while you are serving as a director on the Board, you will be permitted to retain your Angion email address and computer; provided, however, that you hereby agree that: (i) you will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the prior written authorization of the Board or an officer of the Company; (ii) you will not represent or purport to represent the Company in any manner whatsoever to any third party unless authorized in advance by the Board or an officer of the Company, in writing, other than to identify yourself as a director on the Board; and (iii) you will comply with all Company Information Technology policies and procedures.
7.Proprietary Information Obligations. Both during and after your employment you acknowledge your continuing obligations under your Confidential Information and Invention Assignment Agreement, including your obligations not to use or disclose any confidential or proprietary information of the Company. You hereby agree to timely execute the Confidential Information and Invention Assignment Agreement (“CDA”) set forth in Exhibit A in exchange for the consideration provided to you in this Agreement. Notwithstanding the terms of the CDA or any other agreement, you shall be permitted to disclose confidential or proprietary information if required by applicable law, court order or subpoena, or governmental or regulatory investigation or in connection with a dispute under this Agreement or otherwise. In addition, you shall not be in violation of the non-solicitation restrictions therein merely as a result of general marketing and recruiting activities that are not directed to employees and consultants of the Company.
8.Nondisparagement. You agree not to disparage the Company and its officers, directors and employees, in any manner likely to be harmful to them or their business, business reputations or personal reputations; provided that: (a) you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation, (b) you may make critical or negative statements to the Company’s board pursuant to your continuing role as a member of the Board and (c) nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation or limit your rights under Section 7 of the National Labor Relations Act, which include your right to engage in protected concerted activities with other employees to improve or discuss terms and conditions of employment. The Company agrees to direct its officers and directors not to disparage you, in any manner likely to be harmful to your business, business reputation or personal reputation; provided, however, that both you and the Company may respond accurately and truthfully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation or a dispute under this Agreement or otherwise.
9.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission
10.Release of Claims.
(a)    General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, TriNet Group Inc. (“TriNet”), or their parent and subsidiary entities, and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns, each in their respective capacities as such (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
(b)    Scope of Release. Except as set forth herein and subject to 10(e) below, the Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, and the employment and civil rights laws of New Jersey.
(c)    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver; and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).
(d)    Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.
(e)    Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law or the Company’s Bylaws; (ii) coverage under any applicable directors’ and officers’ or other third-party liability insurance; (iii) Employee’s vested accrued benefits under the Company or TriNet’s respective benefits and compensation plans; (v) any rights which are not waivable as a matter of law; and (vi) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.
(f) Company Acknowledgement. The Company hereby acknowledges and agrees that you shall have no obligation to seek other employment or otherwise mitigate any payments hereunder, and no such payments shall be subject to set-off or be reduced by any compensation earned by you following your termination of employment.
11.    Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.
12.     Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof (other than existing equity awards and benefit plans). It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company and each of your heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and signatures transmitted by PDF shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me on or within twenty-one (21) days after the Separation Date. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.
I wish you good luck in your future endeavors.
Sincerely,
Angion Biomedica Corp.
By:
Jay Venkatesan
President and Chief Executive Officer

Exhibit A – Confidential Information and Inventions Assignment Agreement

Accepted and Agreed:

Itzhak D. Goldberg

Date

Exhibit A
CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

Confidential Information and Invention Assignment Agreement

    This Confidential Information and Invention Disclosure Agreement (the “Agreement”), dated August 25, 2006 (the “Effective Date”) is between Angion Biomedica Corp. and its affiliates (collectively, the “Company”) and Itzhak Goldberg (“Employee”).

    Employee enters this Agreement in consideration of Employee’s employment or continued employment and the compensation now and later paid to Employee during his or her employment with the Company, and the Company’s agreement to provide Employee with access to its Confidential Information. Accordingly, the parties agree as follows:

1. Confidential Information. Employee shall, throughout the term of employment with the Company and thereafter, maintain the confidentiality of all Confidential Information of the Company, as follows:

1.1.     The term “Confidential Information” shall mean any and all confidential, proprietary and trade secret information of the Company, whether in written, oral, electronic or other form, including but not limited to: (i) any and all Inventions (as defined herein); (ii) information and facts concerning Company employees and service providers, business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others; (iii) training methods and materials, financial information, sales prospects, client lists, customer lists, inventions; (iv) information regarding research, development, new products, business and operational plans, budgets, unpublished financial statements and projections, costs, margins, discounts, credit terms, pricing, quoting procedures, future plans and strategies, capital-raising plans, internal services, suppliers and supplier information; (v) any other scientific, technical or trade secrets of the Company or of any third party provided to Employee or the Company under a condition of confidentiality; and (vi) any other non-public information that a competitor of Company could use to the Company’s competitive disadvantage. The term “trade secrets,” as used in this Agreement, shall be given its broadest possible interpretation under California law and shall include, without limitation, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records any secret scientific, technical, merchandising, production or management information, or any design, process, procedure, formula, invention, improvement or other confidential or proprietary information or documents.

1.2.     This Agreement covers all Confidential Information disclosed to Employee during his or her employment with the Company.

1.3.     Employee’s obligations regarding Confidential Information continue following termination of employment.
1.4.     Employee shall: (a) use Confidential Information only within the scope of his or her employment with the Company; (b) hold in confidence and will not disclose, use, lecture upon, or publish any of the Company’s Confidential Information to any third party without the prior written approval of the Company; (c) restrict dissemination of Confidential Information only to those Company employees who have a need to know; (d) follow all Company policies in preventing disclosure of Confidential Information to third parties; (e) not use Confidential Information to solicit or induce any vendor, supplier or strategic partner of the Company to cease doing business with the Company; and (f) not disclose to the Company any confidential information belonging to a third party. Employee shall promptly notify the Company of any loss of Confidential Information or breach of these obligations.

1.5. Confidential Information shall not include any information that: (a) is or becomes publicly known through no wrongful act of Employee or was known to Employee prior to employment with the Company or generally known in the trade or industry; (b) is furnished to a third party by the Company without a duty of confidentiality; (c) is explicitly approved for release by written authorization of the Company; or (d) is ordered to be disclosed by a court of competent jurisdiction, provided Employee gives timely written notice of such order to the Company to enable it to seek a protective order.

    1.6.    Employee will obtain the Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that discloses and/or incorporates any Confidential Information. Employee hereby assigns to the Company any rights Employee may have or acquire in such Confidential Information and recognize that all Confidential Information will be the sole property of the Company and its assigns. Employee will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Confidential Information.
1.7.    During Employee’s employment by the Company, Employee will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom Employee has an obligation of confidentiality, and Employee will not bring onto the premises of the Company, or upload to, transmit to, or store on any Company computer systems any unpublished documents or any property belonging to any former employer or any other person to whom Employee has an obligation of confidentiality unless consented to in writing by that former employer or person.

1.8    Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, nothing in this Agreement shall limit: (i) Employee’s right to discuss his or her employment or unlawful acts in the Company’s workplace, including but not limited to sexual harassment; (ii) Employee’s right to report possible violations of law or regulation with any federal, state or local government agency; or (iii) Employee’s right to discuss the terms and conditions of their employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under applicable “whistleblower” statutes or other provisions of law or regulation.

2. Non-Solicitation. During the period in which Employee performs services for or at the request of the Company and for a period of one (1) year following the termination of Employee’s employment with the Company for any reason, including voluntary or involuntary termination, Employee shall not, either individually or on behalf of or through any third party, directly or indirectly, without the prior written consent of the Company: (i) solicit, induce, encourage, or participate in soliciting, inducing or encouraging any employee of or consultant to the Company to terminate his or her relationship with the Company or any such parent, subsidiary or affiliate for any reason; or (ii) solicit the employment or engagement of any employee of or consultant to the Company while any such person is providing services to the Company.

3. Ownership of Ideas, Copyrights and Patents.

3.1 Property of the Company. All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, biological processes, cell lines, laboratory notebooks, formulae and other similar material (collectively the “Inventions”) which may be used in the business of the Company, whether patentable, copyrightable or not, which Employee may conceive, reduce to practice or develop while employed by the Company, alone or in conjunction with another or others, whether during or outside of regular business hours, whether or not on the Company’s premises or with the use of its equipment, and whether at the request or upon the suggestion of the Company or otherwise, shall be the sole and exclusive property of the Company, and Employee shall not publish any of the Inventions without the prior written consent of the Company. Without limiting the foregoing, Employee also acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of Employee’s employment or which relate to the business of the Company or a Company affiliate and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101).

3.2    Assignment of Company Inventions. Employee hereby assigns, grants, and conveys to the Company or its designee all of Employee’s right, title and interest in and to all of the Inventions whether or not patentable or registrable under copyright or similar statute. Employee further agrees that all Inventions includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, Employee hereby unconditionally and irrevocably waives the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. Employee further agrees that neither Employee’s successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions. Nothing contained in this Agreement may be construed to reduce or limit Company’s rights, title, or interest in any Company Inventions so as to be less in any respect than that Company would have had in the absence of this Agreement. “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and similar rights recognized by the laws of any jurisdiction in the world.

3.3     Cooperation. At any time during or after the period of employment with the Company, Employee shall comply with all Company policies concerning Inventions and shall fully cooperate with the Company and its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that the Company shall bear the expense of such proceedings, and that any patent or other legal right so issued to Employee personally shall be assigned by Employee to the Company or its designee without any further compensation to Employee. Employee designates the Company as his or her agent, and grants to the Company a power of attorney with full power of substitution (which power of attorney shall be deemed coupled with an interest), for the purpose of effecting the foregoing assignments to the Company with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement of any Inventions assigned under this Agreement to the Company.

3.4      Licensing and Use of Innovations. With respect to any Inventions and work of any similar nature (from any source), whenever created, which Employee has not prepared or originated in the performance of employment (including Prior Inventions, as defined herein), but which Employee provides to the Company or incorporates in any Company product or system, Employee hereby grants to the Company a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, dispose of, and to authorize others so to do, all such Inventions. Employee shall not include in any Inventions delivered to the Company or used on its behalf, without the prior written approval of the Company, any material which is or shall be patented, copyrighted or trademarked by Employee or others unless Employee provides the Company with the written permission of the holder of any patent, copyright or trademark owner for the Company to use such material in a manner consistent with then-current Company policy.

3.5     Prior Inventions. Listed on Exhibit A to this Agreement are any and all Inventions in which Employee claims or intends to claim any right, title and interest, including, without limitation, patent, copyright and trademark interests, that Employee has, alone or jointly with others, made prior to the commencement of employment with the Company that Employee considers to be his or her property or the property of third parties and that shall be excluded from the scope of this Agreement (collectively, “Prior Inventions”). If no such disclosure is provided in Exhibit A, Employee represents that there are no Prior Inventions. If disclosure of any such Prior Inventions would cause Employee to violate any prior confidentiality agreement, Employee understands that Employee is not to list such Prior Inventions in Exhibit A but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose.

3.6    Incorporation of Software Code. Employee agrees not to incorporate into any Inventions, including any Company software, or otherwise deliver to Company, any software code licensed under the GNU General Public License, Lesser General Public License, or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company, except in strict compliance with Company’s policies regarding the use of such software or as directed by the Company.

3.7     Obligation to Keep Company Informed. During the period of Employee’s employment and for a period of six (6) months after termination of Employee’s employment with the Company, Employee will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by Employee, either alone or jointly with others. In addition, Employee will promptly disclose to the Company all patent applications filed by Employee or on Employee’s behalf within a year after termination of employment. At the time of each such disclosure, Employee will advise the Company in writing of any Inventions that Employee believes fully qualify for protection under the provisions in Section 3.9; and Employee will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without Employee’s consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under Section 3.9. Employee will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 3.9.

3.8     Records. Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Confidential Information developed by Employee and all Company Inventions made by Employee during the period of Employee’s employment at the Company, which records will be available to and remain the sole property of the Company at all times.

3.9     Exception to Assignments. The Company and Employee acknowledge that this Agreement does not require assignment of any Invention which qualifies fully for protection under Section 2870 of the California Labor Code (hereinafter “Section 2870”), which provides as follows:

    (a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

        (1)    Relate at the time of conception or reduction to practice of     the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

        (2)    Result from any work performed by the employee for the employer.

    (b)    To the extent a provision in this Agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

4. Reasonableness of Restrictions. Employee acknowledges that the types of conduct which are prohibited by Sections 1 and 2 are narrow and reasonable in relation to the skills which represent Employee’s principal marketable asset both to the Company and to other prospective employers. Employee has read this entire Agreement and understands it. Employee agrees that this Agreement does not prevent Employee from earning a living or pursuing Employee’s career. Employee agrees that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. Employee represents and agrees that Employee is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it. In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, Employee and the Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

5. No Conflicting Obligations/Duty of Loyalty. Employee represents that he or she has no commitments or obligations inconsistent with this Agreement, and Employee shall not enter into any such conflicting agreement during his or her employment with the Company. Employee agrees that during the period of Employee’s employment by the Company, Employee will not, without the Company's express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, Employee’s employment by the Company.
6. Return of Property. Upon termination of Employee’s employment with the Company, Employee agrees to deliver to Company any and all materials, together with all copies thereof, containing or disclosing any Company Inventions or Confidential Information. Employee will not copy, delete, or alter any information contained upon my Company computer or Company equipment before Employee returns it to Company. In addition, if Employee has used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, Employee agrees to provide Company with a computer-useable copy of all such information and then permanently delete such information from those systems; and Employee agrees to provide Company access to his or her system as reasonably requested to verify that the necessary copying and/or deletion is completed. Employee further agrees that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time during Employee’s employment, with or without notice. Prior to leaving, Employee hereby agrees to: provide Company any and all information needed to access any Company property or information returned or required to be returned pursuant to this paragraph, including without limitation any login, password, and account information; cooperate with Company in attending an exit interview; and complete and sign Company’s termination statement if required to do so by Company.

7. Publication of This Agreement to Subsequent Employer or Business Associates of Employee. If Employee is offered employment, or the opportunity to enter into any business venture as owner, partner, consultant or other capacity, while the restrictions in Section 2 of this Agreement are in effect, Employee agrees to inform his or her potential employer, partner, co-owner and/or others involved in managing the business Employee has an opportunity to be associated with, of his or her obligations under this Agreement and to provide such person or persons with a copy of this Agreement. Employee agrees to inform Company of all employment and business ventures which Employees enters into while the restrictions described in Section 2 of this Agreement are in effect and Employee authorizes Company to provide copies of this Agreement to Employee’s employer, partner, co-owner and/or others involved in managing the business Employee has an opportunity to be associated with and to make such persons aware of his or her obligations under this Agreement.

8. General.

8.1     Assignment. The Company may assign its rights and obligations to any person or entity that succeeds it to all or substantially all of the Company’s business or that aspect of the Company’s business in which Employee is principally involved. Employee’s rights and obligations under this Agreement may not be assigned by Employee, but will be binding upon Employee’s heirs, executors, administrators and other legal representatives.

8.2     Governing Law, Jurisdiction. The laws of the state of California shall govern the provisions of this Agreement, and the parties agree to submit to the exclusive jurisdiction of the courts of Alameda County, California.

8.3     Notices. All notices required or permitted to be given under this Agreement to any party shall be in writing and shall be deemed given upon: (i) personal delivery; (ii) acknowledgment of facsimile transmission; or (iii) if delivered by certified mail with return receipt requested, three (3) days after mailing or when received (whichever is earlier). All postage and registration or certification fees must be prepaid and addressed as set forth on the signature page of this Agreement. Any notices required or permitted under this Agreement will be given to the Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to Employee at Employee address as listed on the Company payroll, or at such other address as the Company or Employee may designate by written notice to the other.

8.4     Injunctive Relief. Employee expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions of this Agreement may result in substantial, continuing, immediate, and irreparable injury to the Company, and Employee agrees that it may be impossible to assess the damages caused by Employee’s violation of this Agreement. Therefore, in addition to any other remedy that may be available to the Company, the Company shall be entitled to seek injunctive or other equitable relief, without bond, by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement. In the event the Company enforces this Agreement through a court order, Employee agrees that the restrictions of Section 2 will remain in effect for a period of twelve (12) months from the effective date of the order enforcing the Agreement.

8.5     Opportunity to Review. Employee hereby acknowledges that he or she has had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and has had the opportunity to consult with his/her own counsel regarding such terms. Employee further acknowledges that he or she fully understands the terms of this Agreement and has voluntarily executed this Agreement.

8.6     At-Will Employment. Employee acknowledges that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with Employee’s right or the Company’s right to terminate his or her employment at any time with or without cause or advance notice, except as otherwise expressly provided in any written employment agreement he or she has with the Company. This Agreement will not be construed against any party by reason of the drafting or preparation of this Agreement.

8.7     Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. Moreover, if any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

8.8     Waiver. No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

8.9     Survival. The provision of this Agreement, shall survive the termination of Employee’s employment with the Company for any reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.

8.10     Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.11     Entire Agreement. This Agreement, together with Employee’s offer letter, constitutes the entire agreement of the parties with respect to its subject matter, and supersedes any and all prior discussions, correspondence, agreements or understanding between the parties with respect to such matters. No amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by both parties. Any subsequent change or changes in Employee’s duties, salary or compensation will not affect the validity or scope of this Agreement.

[Rest of Page Intentionally Left Blank]

Authorized representatives of the parties have executed this Agreement as of the Effective Date.

Angion Biomedica Corp.            Employee

By:     /s/ Jay Venkatesan                    /s/ Itzhak D. Goldberg
_________________________
Name:    Jay Venkatesan                Name: Itzhak D. Goldberg
Title:     CEO

Date: February 28, 2022                        February 25, 2022
________________________            Date: _________________________

EXHIBIT A

PRIOR INVENTIONS

TO:    ANGION BIOMEDICA CORP.
FROM:    _________________________
DATE:
SUBJECT:    Prior Inventions
1.    Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Angion Biomedica Corp. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:
☐    No inventions or improvements.
☐    See below:

☐    Additional sheets attached.
2.    Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):
Invention or Improvement    Party(ies)     Relationship
1.                    _________________________
2.                 _________________________
3.                    _________________________
☐    Additional sheets attached.